Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Columbus Acquisition Corp.

We hereby consent to the use in Amendment No. 5 to the Registration Statement on Form S-1 of our report dated May 10, 2007, except for the third and fifth paragraphs of Note 1 and the third paragraph of Note 4, as to which the date is May 15, 2007, on the financial statements of Columbus Acquisition Corp. (a development stage company) as of March 31, 2007 and December 31, 2006 and for the three-months ended March 31, 2007, the period from August 1, 2006 (inception) to December 31, 2006 and the cumulative period from August 1, 2006 (inception) to March 31, 2007 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York May 17, 2007